EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-37505, No. 333-88297 and No. 333-53652) and Registration Statement on Form S-3 (File No. 333-77619) of our report dated November 22, 2002, with respect to the consolidated financial statements of Vintage Petroleum, Inc. and subsidiaries included in this Form 8-K.

ERNST & YOUNG LLP

Tulsa, Oklahoma
November 22, 2002